KPMG

KPMG  LLP
Chartered  Accountants
Box  10426  777  Dunsmuir  Street     Telephone:  (604)  691-3000
Vancouver,  BC  V7Y  1K3                Telefax:  (604)  691-3031
Canada                                                www.kpmg.ca


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The  Board  of  Directors
Virtual  Sellers.com,  Inc.

We consent to the incorporation by reference in the Registration on Form S-8 of Virtualsellers.com, Inc. of our report dated May 19, 2000 relating to the consolidated balance sheets of Virtualsellers.com, Inc. as of February 29, 2000 and February 28, 1999, and the statements of operations and deficit and cash flows for each of the years in the three year period ended February 29, 2000, which report appears in the February 29, 2000 annual report on Form 10-K of Virtualsellers.com, Inc. dated June 14, 2000.

/s/  KPMG  LLP

Chartered  Accountants

Vancouver,  Canada

June  26,  2000